PRICING SUPPLEMENT                                      File No. 333-109802
----------------------                                          Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
November 26, 2003)
Pricing Supplement Number:  2353


                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue


                               Floating Rate Notes


Principal Amount:            $500,000,000                                Original Issue Date:                     January 27, 2004

CUSIP Number:                59018YSQ5                                   Stated Maturity Date:                    January 26, 2007

Issue Price:                 100%

Interest Calculation:                                                    Day Count Convention:
--------------------                                                     --------------------
|x| Regular Floating Rate Note                                           |x| Actual/360
| | Inverse Floating Rate Note                                           | | 30/360
     (Fixed Interest Rate):                                              | | Actual/Actual


Interest Rate Basis:
-------------------
|x| LIBOR                                                                | | Commercial Paper Rate
| | CMT Rate                                                             | | Eleventh District Cost of Funds Rate
| | Prime Rate                                                           | | CD Rate
| | Federal Funds Rate                                                   | | Other (see attached)
| | Treasury Rate
 Designated CMT Page:                                                   Designated LIBOR Page:
              CMT Moneyline Telerate Page:                                   LIBOR Moneyline Telerate Page: 3750
                                                                                       LIBOR Reuters Page:


Index Maturity:              Three Months                              Minimum Interest Rate:                     Not Applicable



Spread:                      +0.125%                                   Maximum Interest Rate:                     Not Applicable

Initial Interest Rate:      Calculated as if the Original Issue        Spread Multiplier:                         Not Applicable
                            Date was an Interest Reset Date

Interest Reset Date:        Quarterly, on the 26th of January, April, July and October, commencing on
                            April 26, 2004, subject to modified following Business Day convention.


Interest Payment Dates:     Quarterly, on the 26th of January, April, July and October, commencing on
                            April 26, 2004, subject to modified following Business Day convention.

Repayment at the
Option of the Holder:       The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:      The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                       The Notes are being issued in fully registered book-entry form.

Trustee:                    JPMorgan Chase Bank

Underwriters:               Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Santander Central Hispano Investment
                            Securities Inc. and Credit Lyonnais Securities (USA) Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                            Pursuant to an agreement, dated January 22, 2004 (the "Agreement"), between Merrill Lynch & Co., Inc.
                            (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                            Notes set forth opposite its name below:

                            Underwriters                                       Principal Amount of the Notes
                            ------------                                       -----------------------------

                            Merrill Lynch, Pierce, Fenner & Smith                          $490,000,000
                                        Incorporated
                            Santander Central Hispano Investment Securities Inc.             $5,000,000
                            Credit Lyonnais Securities (USA) Inc.                            $5,000,000
                                                                                             ----------
                                                            Total                          $500,000,000

                            Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                            The Underwriters have advised the Company that they propose initially to offer all or part of the
                            Notes directly to the public at the Issue Price listed above. After the initial public offering, the
                            Issue Price may be changed.

                            The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:      0.2500%

Dated:                      January 22, 2004